UNITED STATES OF AMERICA
BEFORE THE
BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM
WASHINGTON, D.C.

Written Agreement by and between CASCADE FINANCIAL CORPORATION Everett, Washington and FEDERAL RESERVE BANK OF SAN FRANCISCO San Francisco, California	Docket No. 10-205-WA/RB-HC

WHEREAS, Cascade Financial Corporation, Everett, Washington ("Cascade"), a registered bank holding company, owns and controls Cascade Bank, Everett, Washington (the "Bank"), a state-chartered nonmember bank, and various nonbank subsidiaries;

WHEREAS, it is the common goal of Cascade and the Federal Reserve Bank of San Francisco (the "Reserve Bank") to maintain the financial soundness of Cascade so that Cascade may serve as a source of strength to the Bank;

WHEREAS, Cascade and the Reserve Bank have mutually agreed to enter into this Written Agreement (the "Agreement"); and

WHEREAS, on October 26 , 2010, the board of directors of Cascade, at a duly constituted meeting, adopted a resolution authorizing and directing Dennis R. Murphy, Chairman of the Board, to enter into this Agreement on behalf of Cascade, and consenting to compliance with each and every provision of this Agreement by Cascade and its institution-affiliated parties, as defined in

sections 3(u) and 8(b)(3) of the Federal Deposit Insurance Act, as amended (the "FDI Act") (12 U.S.C. §§ 1813(u) and 1818(b)(3)).

NOW, THEREFORE, Cascade and the Reserve Bank agree as follows:

Source of Strength

1. The board of directors of Cascade shall take appropriate steps to fully utilize Cascade's financial and managerial resources, pursuant to section 225.4(a) of Regulation Y of the Board of Governors of the Federal Reserve System (the "Board of Governors") (12 C.F.R. § 225.4(a)), to serve as a source of strength to the Bank including, but not limited to, taking steps to ensure that the Bank complies with the Consent Order entered into with the FDIC on July 21, 2010 and any other supervisory action taken by the Bank's federal or state regulator.

Dividends and Distributions

2. (a) Cascade shall not declare or pay any dividends without the prior written approval of the Reserve Bank and the Director of the Division of Banking Supervision and Regulation (the "Director") of the Board of Governors.

(b) Cascade shall not directly or indirectly take dividends or any other form of payment representing a reduction in capital from the Bank without the prior written approval of the Reserve Bank.

(c) Cascade and its nonbank subsidiaries shall not make any distributions of interest, principal, or other sums on subordinated debentures or trust preferred securities without the prior written approval of the Reserve Bank and the Director.

(d) All requests for prior approval shall be received by the Reserve Bank at least 30 days prior to the proposed dividend declaration date, proposed distribution on subordinated debentures, and required notice of deferral on trust preferred securities. All

requests shall contain, at a minimum, current and projected information on Cascade's capital, earnings, and cash flow; the Bank's capital, asset quality, earnings, and allowance for loan and lease losses; and identification of the sources of funds for the proposed payment or distribution. For requests to declare or pay dividends, Cascade must also demonstrate that the requested declaration or payment of dividends is consistent with the Board of Governors' Policy Statement on the Payment of Cash Dividends by State Member Banks and Bank Holding Companies, dated November 14, 1985 (Federal Reserve Regulatory Service, 4-877 at page 4-323).

Debt and Stock Redemption

3. (a) Cascade and any nonbank subsidiary shall not, directly or indirectly, incur, increase, or guarantee any debt without the prior written approval of the Reserve Bank. All requests for prior written approval shall contain, but not be limited to, a statement regarding the purpose of the debt, the terms of the debt, and the planned source(s) for debt repayment, and an analysis of the cash flow resources available to meet such debt repayment.

(b) Cascade shall not, directly or indirectly, purchase or redeem any shares of its stock without the prior written approval of the Reserve Bank.

Capital Plan

4. Within 60 days of this Agreement, Cascade shall submit to the Reserve Bank an acceptable written plan to maintain sufficient capital at Cascade on a consolidated basis. The plan shall, at a minimum, address, consider, and include:

(a) The consolidated organization's and the Bank's current and future capital requirements, including compliance with the Capital Adequacy Guidelines for Bank Holding Companies: Risk-Based Measure and Tier 1 Leverage Measure, Appendices A and D of

Regulation Y of the Board of Governors (12 C.F.R. Part 225, App. A and D) and the applicable capital adequacy guidelines for the Bank issued by the Bank's federal regulator;

(b) the adequacy of the Bank's capital, taking into account the volume of classified credits, the results of loan portfolio stress tests, the Bank's risk profile, the adequacy of the allowance for loan and lease losses, current and projected asset growth, and projected earnings;

(c) the source and availability of additional funds necessary to fulfill the consolidated organization's and the Bank's future capital requirements on a timely basis;

(d) supervisory requests for additional capital at the Bank or the requirements of any supervisory action imposed on the Bank by its federal or state regulator; and

(e) the requirements of section 225.4(a) of Regulation Y of the Board of Governors that Cascade serve as a source of strength to the Bank.

5. Cascade shall notify the Reserve Bank, in writing, no more than 45 days after the end of any quarter in which any of Cascade's capital ratios fall below the approved plan's minimum ratios. Together with the notification, Cascade shall submit an acceptable written plan that details the steps that Cascade will take to increase Cascade's capital ratios to or above the approved plan's minimums.

Cash Flow Projections

6. Within 60 days of this Agreement, Cascade shall submit to the Reserve Bank a written statement of its planned sources and uses of cash for debt service, operating expenses, and other purposes ("Cash Flow Projection") for 2011. Cascade shall submit to the Reserve Bank a Cash Flow Projection for each calendar year subsequent to 2011 at least one month prior to the beginning of that calendar year.

Affiliate Transactions

7. (a) Within 30 days of this Agreement, Cascade shall submit to the Reserve Bank an acceptable written plan to reimburse the Bank for all payments made by the Bank in violation of sections 23A and 23B of the Federal Reserve Act (12 U.S.C. §§371c and 371c-1) or to collateralize the loan made by the Bank to Cascade in accord with the requirements of sections 23A and 23B of the Federal Reserve Act. The plan shall specify the amount(s) to be paid to the Bank, the method used to calculate the amount of repayment including interest, and a schedule for when the payment(s) will be made, or the amount and nature of collateral, and a timetable for providing the collateral to the Bank.

(b) Cascade shall take all necessary actions to ensure that the Bank complies with sections 23A and 23B of the Federal Reserve Act and Regulation W of the Board of Governors (12 C.F.R. Part 223) in all transactions between the Bank and its affiliates, including but not limited to Cascade and its nonbank subsidiaries.

(c) Cascade and its nonbank subsidiaries shall not cause the Bank or any other depository institution subsidiary of Cascade to violate any provision of sections 23A and 23B of the Federal Reserve Act or Regulation W of the Board of Governors.

Compliance with Laws and Regulations

8. (a) In appointing any new director or senior executive officer, or changing the responsibilities of any senior executive officer so that the officer would assume a different senior executive officer position, Cascade shall comply with the notice provisions of section 32 of the FDI Act (12 U.S.C. § 1831i) and Subpart H of Regulation Y of the Board of Governors (12 C.F.R. §§ 225.71 *et seq.*).

(b) Cascade shall comply with the restrictions on indemnification and severance payments of section 18(k) of the FDI Act (12 U.S.C. § 1828(k)) and Part 359 of the Federal Deposit Insurance Corporation's regulations (12 C.F.R. Part 359).

Progress Reports

9. Within 30 days after the end of each calendar quarter following the date of this Agreement, the board of directors shall submit to the Reserve Bank written progress reports detailing the form and manner of all actions taken to secure compliance with the provisions of this Agreement and the results thereof, and a parent company only balance sheet, income statement, and, as applicable, report of changes in stockholders' equity.

Approval and Implementation of Plans

10. (a) Cascade shall submit written plans that are acceptable to the Reserve Bank within the applicable time periods set forth in paragraphs 4 and 7 (a) of this Agreement.

(b) Within 10 days of approval by the Reserve Bank, Cascade shall adopt the approved plans. Upon adoption, Cascade shall promptly implement the approved plans, and thereafter fully comply with them.

(c) During the term of this Agreement, the approved plans shall not be amended or rescinded without the prior written approval of the Reserve Bank.

Communications

11. All communications regarding this Agreement shall be sent to:

(a) Mr. William Andrews
Examining Manager
Banking Supervision & Regulation
Federal Reserve Bank of San Francisco
101 Market Street, Mail Stop 940
San Francisco, California 94105

(b) Mr. Dennis R. Murphy
Chairman of the Board
Cascade Financial Corporation
2828 Colby Avenue
Everett, Washington 98201

Miscellaneous

12. Notwithstanding any provision of this Agreement, the Reserve Bank may, in its sole discretion, grant written extensions of time to Cascade to comply with any provision of this Agreement.

13. The provisions of this Agreement shall be binding upon Cascade and its institution-affiliated parties, in their capacities as such, and their successors and assigns.

14. Each provision of this Agreement shall remain effective and enforceable until stayed, modified, terminated, or suspended in writing by the Reserve Bank.

15. The provisions of this Agreement shall not bar, estop, or otherwise prevent the Board of Governors, the Reserve Bank, or any other federal or state agency from taking any other action affecting Cascade, the Bank, any nonbank subsidiary of Cascade, or any of their current or former institution-affiliated parties and their successors and assigns.

16. Pursuant to section 50 of the FDI Act (12 U.S.C. § 1831aa), this Agreement is enforceable by the Board of Governors under section 8 of the FDI Act (12 U.S.C. § 1818).

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the 4th day of November, 2010.

CASCADE FINANCIAL CORPORATION

By: /s/ Dennis R. Murphy, Chairman of the Board
Dennis R. Murphy
Chairman of the Board

FEDERAL RESERVE BANK
OF SAN FRANCISCO

By: /s/ Kevin Zerbe, Vice President
Kevin Zerbe
Vice President